Exhibit 16


Bruce Jay Reingold, P.A.
9033 Glades Road Suite C
Boca Raton, FL 33433
Telephone 561-451-0866



October 29, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20849

RE: Capital Growth Systems, Inc.

I was previously the principal accountant for Capital Growth Systems, Inc. and under the date of June 12, 2000, I reported on the financial statements as of May 31, 2000, and for the period from September 29, 1999 (inception) to May 31, 2000. Our appointment as principal accountant was terminated as of August 31, 2001. I have read Capital Growth Systems, Inc statements included under Item 4 of its Form 8-k dated October 29, 2001, and I agree with such statements.

Very truly your,



/s/Bruce J. Reingold
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Bruce J. Reingold